NEWS RELEASE
E&P Leadership Change
January 7, 2009

Greg Hill Named President of Worldwide Exploration and Production


NEW YORK, Jan. 7, 2009 -- Hess Corporation announced today that Greg Hill has been named President, Worldwide Exploration and Production. Hill will also be an Executive Vice President of Hess Corporation.

Hill, 47, joins Hess from Shell, where he has been Executive Vice President, Asia Pacific E&P, encompassing Malaysia, Brunei, Indonesia, the Philippines, China, Australia and New Zealand. He held numerous leadership positions during his 25-year career at Shell that included responsibilities for onshore production in parts of the United States and offshore production in Europe.

"We are excited to have an executive with such an extensive record of achievement to lead our global E&P business," said John B. Hess, Chairman and CEO. "Greg's leadership will enhance our organizational capability to meet the challenges and opportunities we have in the future to sustain the growth of our reserves and production."

Hill will succeed John O'Connor, 62, who is retiring. O'Connor joined the company in 2001 after holding key leadership positions at Texaco Inc., BHP Petroleum and Mobil Oil Corp.

"We are grateful to John O'Connor for his tremendous leadership and many contributions in building a global franchise in E&P that emphasizes technical excellence and high performance," Hess said. "We will miss John and we wish him much success in his retirement."

John O'Connor said, "It has been a fantastic seven-plus years in which our business has been totally transformed. I'm proud of everyone in our organization that played an important role in our company's success. I am confident Greg is the right person to build upon this strong foundation."